EXHIBIT 10.20


                                    AGREEMENT


This Agreement dated as of the 30 day of December, 1999, between


               COLUMBIA LABORATORIES INC., a corporation organized
          And existing under and by virtue of the laws of the State of
         Delaware, having an office at 2875 NE 191st Street, Suite 400,
       Aventura, FL 33180, USA (hereinafter referred to as the "Company")

and

           DOMINIQUE DE ZIEGLER, with offices at Hopital deNyon, Nyon 1261, Switzerland (hereinafter referred to as "de Ziegler")

                              W I T N E S S E T H:

         WHEREAS, the Company is and will be engaged in the development, testing, registration, manufacture, licensing and sale of pharmaceutical products; and

         WHEREAS, de Ziegler is a physician with Board certification in obstetrics, gynecology and reproductive endocrinology and, by reason of this and his other knowledge, skill and ability, is uniquely qualified to aid the Company in the development, testing, registration, manufacture, licensing and sale of pharmaceutical products; and

         WHEREAS, the Company is desirous of establishing a business relationship with de Ziegler to provide assistance to the Company in the development, testing, registration, manufacture, licensing and sale of pharmaceutical products and de Ziegler is desirous of assisting the Company in the development, testing, registration, manufacture, licensing and sale of pharmaceutical products; and

         WHEREAS, the Company and de Ziegler desire to enter into this Agreement so the rights, duties, benefits and obligations of each will be fully set forth herein; and

                  NOW, THEREFORE, in consideration of the mutual promises contained by each party to the other, and for other good and valuable consideration, the Company and de Ziegler agree as follows:


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         1.       NATURE OF ENGAGEMENT

                  The Company and de Ziegler agree to establish the following professional and business relationship:

                  a. de Ziegler shall be employed by the Company to provide services at its Paris, France offices; and

                  b. de Ziegler shall be employed by the Company to perform medical research at his Nyon, Switzerland medical practice; and

                  c. de Ziegler's workweek shall be divided between Paris, France and Nyon, Switzerland as follows: twenty (20%) percent France and eighty (80%) percent Switzerland.

         2.       TERM

                  a. The term of this Agreement shall be for a period of one (1) year from the date hereof ("Initial Period"), unless sooner terminated in accordance with the terms and conditions set forth herein.

                  b. At the end of the Initial Period, upon the mutual agreement of de Ziegler and the Company, the term of this Agreement may be extended for an additional period of years ("Renewal Period(s)"), either upon the terms and conditions set forth herein, or upon any other terms and conditions as may be mutually agreed in writing between de Ziegler and the Company. The foregoing provisions of this Subparagraph 2(b) notwithstanding, this Agreement shall terminate at the end of the Initial Period or Renewal Period(s), as the case may be, as provided for in this Paragraph 2, and there shall not be any automatic renewal or other similar extension of the term of employment.

         3.       DISABILITY

                  If, during the effective term of this Agreement, de Ziegler shall become unable to perform his duties as provided for herein by reason of illness or injury, for a consecutive period of ninety (90) days ("Disability Period"), the Company may, on thirty (30) days' written notice to de Ziegler, immediately terminate this Agreement, with no further obligation to de Ziegler.

         4.       TERMINATION

                  a. Company Termination for Cause

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                           This Agreement may be immediately terminated by the
Company for cause at any time, upon written notice to de Ziegler, after which all obligations of the Company to de Ziegler shall thereupon cease. For purposes of this Agreement, the term "Cause" when used in reference to the termination of this Agreement, shall mean only any or all of the following:

                           i. Failure on the part of de Ziegler to follow
material instructions or policy of the Board of Directors given or adopted in good faith, or carry out an agreed policy or course of action as determined by the Board of Directors or a committee of the Board of Directors, any or all of which may be to the detriment of the Company, provided the Company shall serve written notice to de Ziegler of his breach of this Subparagraph 4(a)(i) setting forth particularly de Ziegler's conduct creating the breach, and that de Ziegler shall cure such breach within thirty (30) days of such written notice and the failure to do so will then permit the Company to implement the provisions of this Paragraph 4; or

                           ii. Willful misconduct or gross negligence of de
Ziegler in connection with the performance of his duties and services; or

                           iii. The termination of this Agreement shall
automatically result in the cancellation of the Company's business relationship with de Ziegler and his medical practice.

b.       Termination by de Ziegler

                           de Ziegler may terminate this Agreement without
penalty of any kind upon ninety (90) days prior written notice to the Company.

         5.       DUTIES

                  a. de Ziegler shall perform the following duties in connection with his engagement, all of which shall be subject to the paramount direction of the Board of Directors:

                           i. To serve as a Member of the Board of Directors of
the Company;

                              i. To serve as Director of Research and
Development;

                  ii. To assist the Company in its business affairs and scientific dealings relating to the development, testing, registration, manufacture, licensing and sale


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of pharmaceutical products, as well as in the Company's dealings with other companies; and

           iii. To undertake and conduct research for the Company within his private medical practice in Nyon, Switzerland, as may be given to him from time to time by the Board of Directors.

                  b. de Ziegler shall devote his best efforts and skills to the affairs of the Company, and to the performance of the duties set forth in Subparagraph 5(a). de Ziegler shall not participate in any outside business activity that will either interfere with or be a conflict of interest with the performance of his duties pursuant to this Agreement. Notwithstanding the foregoing, de Ziegler will be permitted to maintain a private practice in Nyon, Switzerland.

         6.       COMPENSATION

                  a. de Ziegler shall receive for the performance of his duties and services on behalf of the Company, as provided for herein, annual compensation of approximately Two Hundred Ten Thousand (US$210,000.00) United States Dollars, which shall be paid by the Company to de Ziegler in monthly installments.

                  b. The aforesaid compensation shall be allocated twenty (20%) percent to de Ziegler's employment in France and eighty (80%) percent to his employment contract services in Nyon, Switzerland. The compensation paid to de Ziegler in Switzerland shall include a lodging allowance of approximately Thirty-Six Thousand (US$36,000.00) United States Dollars. Payment for the Nyon, Switzerland services shall be made to his medical practice.

                  c. de Ziegler may receive a bonus if it is determined to be warranted by the Board of Directors in their sole discretion.

         7.       FRINGE BENEFITS

                  In addition to the compensation set forth in Paragraph 6 above, de Ziegler shall be entitled to receive the following benefits virtue of his employment by the Company in France;

                  a. Any benefits under group hospitalization, health, dental care or sick leave plan, life or other insurance or death benefit plan, travel or accident insurance, or contingent compensation plan, or any other present or future plan, including any


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qualified retirement plan, for which any executive of the Company is or shall become eligible; and

                  b. A vacation of up to four (4) weeks in each year, at such time or times as shall be approved by the Company, and which approval shall not be unreasonably refused. Full compensation shall be paid to de Ziegler and his medical practice during any such vacation period; and

                  c. de Ziegler may incur and shall be reimbursed for reasonable expenses which are related to the Company's business, including expenses for entertainment, travel and similar items ("Approved Reimbursable Expenses"). All such reimbursement of Approved Reimbursable Expenses shall be made within sixty
(60) days of receipt by the Company from de Ziegler of an itemized account and proper substantiation of such Approved Reimbursable Expenses. In order to facilitate the payment of Approved Reimbursable Expenses, the Company may furnish de Ziegler with Company acquired credit cards; and

                  d. de Ziegler shall be given an office with secretarial help and any and all reasonable facilities and services as to be suitable with his position as Director of Research and Development so as to assist him in the performance of his duties and activities; and

                  e. The Company shall provide de Ziegler with an apartment in Paris, France, which shall have a maximum rent per month of Eighteen Thousand (18,000) French francs. Notwithstanding the foregoing, de Ziegler may lease any apartment in Paris, France and the Company will pay monthly rental stipend to de Ziegler of no more than Eighteen Thousand (18,000) French francs.

                  f. If de Ziegler's employment shall be terminated by the Company whatsoever the reason or cause, in addition to any benefits required to be paid by French law, de Ziegler's medical practice shall continue to receive monthly payments due it for a period of twelve (12) months.

         8.       DISCLOSURE OR INFORMATION

                  De Ziegler recognizes and acknowledges that during the course of his professional relationship with the Company he will have access to certain confidential information and that such information constitutes valuable, special and unique property


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of the Company. During the term of this Agreement and following termination thereof, de Ziegler will not disclose such information, including any trade secrets or confidential information of the Company obtained during the course of his relationship with the Company, except any information as may have become part of the public domain through no fault of de Ziegler.

                   De Ziegler and the Company acknowledge it would be very difficult or impossible to measure the damages resulting from a breach of this Paragraph 8, and that any such breach would cause immediate and irreparable harm. Therefore, in consequent of the foregoing, de Ziegler hereby agrees that any breach or threatened breach by him of any provision of this Paragraph 8 shall entitle the Company, in addition to any other legal remedies available to it, to obtain from any court of competent jurisdiction a temporary and permanent injunction in order to enjoin such breach or threatened breach without the necessity on the part of the Company, in any application for such injunctive relief, to show immediate and irreparable harm, which would be a requirement of such an application absent this covenant waiving those requirements. de Ziegler also covenants the service of any papers to commence any legal proceedings including proceedings to obtain injunctive relief, may be done by utilizing Federal Express in lieu of any other form of personal delivery of the process of orders of the Court and upon doing so the service and notice provisions for the commencement of legal proceedings shall be satisfied.

         9.       DEATH DURING EMPLOYMENT

                  If de Ziegler dies during the term of this Agreement, the Company shall pay compensation which would otherwise be payable to de Ziegler and to his medical practice for a period of six (6) months from the date of his death under this Agreement. Said sum shall be paid to the surviving spouse of de Ziegler, or if there is no surviving spouse, then to his surviving children in equal shares, or if there are none, then to his estate.

         10.      NOTICES

                  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and actually delivered, or if sent either by Federal Express, or


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postage prepaid, by certified mail, return receipt requested, with a copy by ordinary mail to the addresses below:

         As to the Company:                    2875 NE 191st Street, Suite 400
                                               Aventura, FL 33180, USA

         As to de Ziegler:                     Hopital deNyon
                                               Nyon 1261, Switzerland

Or such other address as either party shall designate by written notice to the other.

         11.      ASSIGNMENT

                  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. de Ziegler acknowledges the services to be rendered by him are unique and personal and, accordingly, he may not assign any of his rights, duties, obligations or benefits under this Agreement.

         12.      ENTIRE AGREEMENT

                  This Agreement contains the entire agreement and understanding of the Company and de Ziegler with respect to the subject matter hereof, and shall incorporate, merge and supercede all prior agreements and understandings had between the Company and de Ziegler, either oral or written, if any. No modification, change or amendment to this Agreement shall be binding upon the Company or de Ziegler unless the same is in writing, and signed by both parties.

         13.      MISCELLANEOUS

                  a. This Agreement and the implementation of it shall be subject to and governed by the laws of the State of New Jersey and any legal proceedings relating to (i) the interpretation or enforcement of any of the provisions of this Agreement, or (ii) any dispute relating to the employment relationship created by this Agreement shall, with the exception of a dispute under Paragraph 8 of this Agreement, be resolved by arbitration before the American Arbitration Association in their New Jersey offices, in accordance with their rules then in effect. Disputes under Paragraph 8 of this Agreement shall only be brought in the Courts of the State of New Jersey.

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                  b. The paragraph headings contained herein are for references purposes only and shall not in any way affect the meaning or the interpretation of this Agreement.

                  c. The failure of any provision of this Agreement shall in no matter affect the right to enforce the remainder of this Agreement, and the waiver by either the Company or de Ziegler of any breach of any provision of this Agreement shall not be construed to be a waiver by the Company or de Ziegler of any succeeding breach of such provision or a waiver by such party of any breach of any other provision of this Agreement.

         IN WITNESS WHEREOF, the parties here to have executed this Agreement as of the date first above written.

                                                COLUMBIA LABORATORIES, INC.


                                                By: /s/ William Bologna
                                                    ----------------------------
                                                    William Bologna, Chairman


                                                /s/ Dominique de Ziegler
                                                    ----------------------------
                                                Dominique de Ziegler

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